BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:  China Gewang Biotechnology, Inc.

2.

The articles have been amended as follows: (provide article numbers, if available)

Article 3 is hereby amended to provide:

3. Authorizes Stock:  The number of shares of stock that the corporation is authorized to issue shall be 100,000,000 shares of common stock with a par value per share of $0.001.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  majority of the voting power.

4.

Effective date of filing: (optional) ______________________________

5.

Signature: (required)  /s/ Li Wang

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